Exhibit 99.1

Midas Medici Announces Sale of StraTech Assets to Datalink

NEW YORK, New York, 2 October, 2012— Midas Medici Group Holdings, Inc. (“Midas”) (OTCQX: MMED), a global IT infrastructure and managed services company, today announced that it has signed a definitive agreement to sell substantially all of the assets of its StraTech brand to Datalink (NASDAQ:DTLK).  The assets sold include all customer contracts and relationships and is expected to be effective on October 4th, 2012.

“We are pleased to have reached this significant agreement with Datalink," said Chairman, CEO and Co-Founder Nana Baffour.  "It is consistent with our strategy of creating shareholder value from an efficient and profitable stewardship of our assets.  Under our stewardship, StraTech has performed extremely well, including growing 30% over the past 24 months. “This sale is positive for our shareholders, as well as for our customers.”

About StraTech
StraTech is a national provider of Data Center Services, IT Consulting, Infrastructure, and Support Services. A brand of Midas Medici Group Holdings, Inc., StraTech (www.stratech.com) has over 20 years of expertise helping customers build, protect, manage, and support mission critical data center infrastructures.

About Midas Medici
Midas Medici Group Holdings, Inc. (OTCQX:MMED) is a managed IT services and infrastructure company that supplies mid-sized and select enterprises and institutions with leading-edge IT.  Across its Cimcorp, StraTech and UtiliPoint brands, Midas (www.midasmedici.com) works with its customers by optimizing IT and data center investments, streamlining communications between departments, reducing costs and preventing data loss, all while maximizing productivity.

Company Contact:
Johnson Kachidza
Midas Medici Chief Financial Officer
+1 (212) 792-0920
jkachidza@midasmedici.com

Investor Relations:
John Mattio, SVP
MZ Group / Midas Medici
+1 (212) 301 7130
john.mattio@mzgroup.us